UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bionik Laboratories Corp.
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO PROXY STATEMENT

These Definitive Additional Materials are being filed with the Securities and Exchange Commission (the “SEC”) to supplement the definitive proxy statement filed by Bionik Laboratories Corp. (the “Company”) with the SEC on August 15, 2017 (the “Original Proxy Statement”) regarding the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 on September 14, 2017 at 10:00 a.m., Eastern Time.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the Board's recommendations thereon, which are described in the Original Proxy Statement.

Commencing on or about August 22, 2017, the Company provided the following information to its shareholders:

To Our Valued Shareholders,

I am pleased to provide you with an update of our progress over the last 12 months and to outline certain goals for the next year.

The first half of 2017 has been an important one for Bionik as we seek to strengthen our position as a company as we prepare to enter new markets. We are excited about the opportunities that lie ahead for our Company as we continue to execute on the advancement of our industry-leading product portfolio of assistive robotic technologies for the medical and home healthcare markets.

The Company has achieved several key milestones thus far in 2017 that we believe have also positioned us for increased growth:

•	Completed the development of the new V2 version of our InMotion robots, with improved design, footprint and user interface to enhance the user experience. We expect to begin delivery of these products this year.

•	Expanded sales and marketing teams to lead business development and company awareness initiatives. This has resulted in a significantly expanded sales pipeline, which is expected to generate sales over the coming years.

•	Strengthened position to enter growth markets in China through a joint venture partnership with Ginger Capital Investment to market and sell Bionik products into China, the largest single potential market for our products.

•	Signed a co-development partnership with Wistron Corporation to co-develop and sell exoskeleton robots targeting the aging population. Wistron is a tier 1 Taiwanese ODM company.

•	Made a key addition to Board of Directors with the appointment of Dr. Eric Dusseux, MD, MSc, MBA, adding significant experience within the areas of corporate strategy, business intelligence, international business development, business growth strategy, entrepreneurship and operations.

•	Fully integrated Interactive Motion Technologies, Inc. into Company following May 2016 acquisition.

Moving forward, the Company continues to focus on near-term priorities of market expansion and revenue generation through our core commercial products, while also targeting new, high-growth market opportunities and partnerships. I have highlighted below some important milestones management is striving for in the near term:

•	Extending the range of our new V2 InMotion robotic rehabilitation products, including the arm/hand and wrist robots.
•	Further developing the V2 ankle robot and our first home version of the InMotion arm rehabilitation robot.
•	Beginning to develop our first lower cost, lower body robot focused on the large and expanding market for the aging population in conjunction with Wistron Corporation, a co-development partner.
•	Generating our first revenues from China together with a JV partner, Ginger Capital.
•	Securing an additional Asian distribution partnership.
•	Outsourcing manufacturing to support the expected increase in demand for our products.

In parallel, the Company is exploring an uplist to a national securities exchange, such as NASDAQ, and a capital raise necessary to do so and to fund the Company. A successful uplist is expected to provide the Company with greater market coverage and a larger diversified base of prospective investors. We have made good progress as a Company in regards to engineering and product development, and believe stepping up to a senior exchange will provide us with greater opportunity and flexibility as we move toward commercialization of our technology at scale.

The Company is seeking approval at its annual meeting of stockholders for a reverse split to ensure it meets certain stock price minimums required for market inclusion on NASDAQ.

Furthermore, the Company is seeking approval at its annual meeting of stockholders for an increase in the total number of authorized shares of our Common Stock. The Company and its leadership believe such an increase may be necessary for future issuances of the Company’s securities as it seeks to raise capital for operations and the NASDAQ uplist, among other things,

The Company and its leadership hope to garner your support for these proposals.

We believe the most exciting times for Bionik are still in front of us, as the robotics markets within medical and home health care maintain their growth and our technology continues to evolve. Over the remainder of 2017 and beyond, we remain committed to providing leading robotic assistive therapy and mobility solutions, providing users with an enhanced level of accessibility and quality of life.

On behalf of the entire Bionik management team and Board of Directors, I would like to thank you for your continued support of our company and our mission.

Sincerely,

Peter Bloch

Chief Executive Officer

Bionik Laboratories Corp.